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Dell Inc.

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•	The following document was delivered to account executives of Dell Inc.(“Dell”) on February 6, 2013.

Account Executive Talking Points

Transaction overview

You have probably heard about a recent proposed transaction, under which Dell will become a private company. I’d like to give you a quick overview of what’s ahead—and what that means for you.

•

Dell recently signed a definitive agreement under which Michael Dell, our Founder, Chairman and Chief Executive Officer, along with a global technology investment firm, Silver Lake, will acquire Dell and take it private.

•	The independent directors of the Dell Board have concluded that the proposed all-cash transaction makes sense for our company, our customers and our stockholders.

What this means for you

Nothing will change in the way we deliver for you. This is about ownership and we will continue to focus on serving you, providing you with a superior experience and the products and solutions to help you do and achieve more. You will continue to interact with the same team of account executives and specialists, who will be able to help you with the same products and services, on the same schedules as before.

•

We will continue to deliver the superior solutions, services and experiences that you have come to expect. We are committed to completing this transaction as seamlessly as possible, so that you are not impacted in any way.

•	Michael Dell will continue to serve as chairman and CEO. He is a strong and experienced leader. The current senior leadership team remains the same.

•	We believe this transaction strengthens our capabilities to bring you industry-leading, distinctive, simplified and easy-to-manage solutions.

•	We will continue significant investments in our products and services, to bring you innovative, new solutions.

•	We have always been focused on delivering you a best-in-class customer experience. Our top priority is to ensure that your needs are met.

•	We will continue developing solutions that work for all of our customers, including large, global enterprises, growing companies, independent businesses, and individuals and families.

What this means for Channel Partners

First, nothing will change in the short term—until the process is concluded, it will be business as usual.

•	You can expect we will continue to provide superior value as you work with us to serve our customers.

•	We believe this transaction will strengthen Dell’s capabilities to bring industry-leading, differentiated, simplified and easy-to-manage solutions to customers worldwide.

What it Means for Dell

This transaction is an exciting new chapter for Dell, but also for our customers. Our brand, purpose and values remain unchanged. We will continue to deliver best-in-class solutions to you as a private enterprise. As a private company, we will gain increased flexibility to execute a long-term transformation that will result in even better solutions in the future.

•	Dell has made solid progress executing this transformation strategy over the past four years and we recognize it will take more time, investment and patience to fully implement.

•	We fully believe that we can and will achieve our transformation into a leading global, end-to-end solutions provider, but we are best served pursuing this route as a private company.

•	Under a new, private company structure, we will have the time and flexibility to fully pursue and realize our end-to-end solutions strategy and pursue organic and inorganic investment.

•	End User Computing growth and profitability is critical to our financial and cash flow models, and we will continue to invest in this important business.

•

We have a strong balance sheet and solid cash flow, an outstanding management team and a globally-recognized brand. As a private company, all that will remain true: Dell will be strong and able to serve you.

Frequently Asked Questions

1.	Why is the company going private?

•

This transaction is an exciting new chapter for Dell, our customers and team members. It will enable us to continue the execution of our long-term strategy and focus on delivering best-in-class solutions to our customers as a private enterprise. At the same time, we can deliver value to stockholders, and remain a strong company.

•

Under a new, private company structure, we will have the potential to fully pursue and realize our end-to-end solutions strategy; continue organic and inorganic investment; and work with our partners to serve our customers in new ways.

•

We are committed to being a best-in-class solutions provider, and as a private company will be better able to shape our long-term vision for the future of technology—and the ways it can help all our customers achieve their goals.

2.	Is this good for our customers?

•	Yes. This transaction gives us new flexibility to bring innovative solutions to the market, and to continue providing an outstanding experience to our customers.

•

This transaction helps Dell remain strong, while continuing to execute our long-term growth strategy and our focus on helping customers achieve their goals. That strength translates into better solutions for you.

•	Our brand, purpose and values remain unchanged.

3.	What happens to the account team and technical specialists with whom I am accustomed to working?

•	You will continue to work with the same account teams and technical specialists as you did prior to today’s announcement.

3.	Will there be changes in your leadership?

•	Michael Dell will continue to serve as chairman and CEO. The current senior leadership team remains the same.

4.	Will Dell be able to continue investing in growth and its transformation?

•	We expect that the proposed private structure will allow us to pursue our transformation and growth.

•	Michael and Silver Lake believe a strong and competitive portfolio of end-to-end solutions is a key asset and one that our customers value.

•	We fully believe that we can and will achieve our transformation into a leading global, end-to-end solutions provider, but we are best served pursuing this route as a private company.

•	The proposed transaction allows us to continue organic and inorganic investment to pursue our growth and transformation.

•

New debt required for the transaction does not result in a restrictively leveraged capital structure. The cost of servicing the debt in the proposed structure over the next three years is projected to be approximately the same or slightly less than Dell’s dividend and share repurchase costs over the past three years.

5.	What is the nature of the Microsoft investment?

•	Microsoft has provided a loan that allows Dell to independently execute its long-term strategy.

•	Microsoft’s commitment is a positive catalyst to the long-term success of the ecosystem and innovative partners such as Dell.

•	The investment strengthens a nearly 30 year strategic relationship with Dell.

6.	Can you tell me more about Silver Lake?

•	Silver Lake brings deep expertise in the global technology sector developed through more than a decade of investing in technology and technology-enabled companies around the world.

•	Silver Lake will provide long-term support to help Dell innovate, invest for growth and accelerate the company’s transformation strategy.

•	The firm was built around technology specialization—they know all the tech business models, understand the value chain and have an extremely strong global network of contacts.

7.	What will happen next?

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The recent transaction announcement begins a process that is expected to conclude in the latter part of the second quarter of our fiscal year. Nothing changes until we work through the details of the transaction, obtain the approval of current stockholders and close the transaction.

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As of now, this is a proposed transaction. Today, we remain a publicly-traded company, focused on serving our customers, providing them a superior experience and the products and solutions to help them do and achieve more.

8.	What if I have other questions?

•

We know you may have other questions. Because of rules for transactions like this, I may not be able to answer all your questions, but we are committed to communicating openly with you throughout the process.

•	If you have additional questions, please send them to Global Communications.

Note to Sales Teams: If you have additional questions from your customers that aren’t covered in these materials, please use the response above and then send those questions to the Global Communications mailbox (Global_Communications@dell.com).

Forward-looking Statements

Any statements in this press release about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 3, 2012, which was filed with the SEC on March 13, 2012, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.

•	The following email was sent to certain Dell employees on February 6, 2013

Joyce Mullen

Vice President and General Manager, OEM Solutions

Dell enters into agreement to be acquired by Michael Dell and Silver Lake

As you have probably seen in today’s news media, a definitive agreement has been reached under which Michael Dell, Dell’s founder, chairman and CEO, in partnership with global technology investment firm Silver Lake, will acquire Dell™.

Under a new, private company structure, we will have the time and flexibility to fully pursue and realize our end-to-end solutions strategy.

As Dell enters this exciting new chapter, our commitment to our OEM customers does not waver. As a private enterprise, we will continue to execute our strategy of delivering best-in-class solutions and growing relationships with our customers.

The transaction is expected to close before the end of the second quarter of Dell’s FY14, subject to approval by a majority of the outstanding Dell shares, excluding shares owned by Mr. Dell or other members of Dell’s management or Board of Directors, as well as the satisfaction of customary closing conditions.

Additional information about the terms of the deal can be found online in the official announcement.

Sincerely,

Joyce

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.

•	The following email was sent to Dell employees on February 6, 2013

The Daily Direction

Dell News

Dell’s announcement on Tuesday that it has signed a definitive merger agreement under which Michael Dell and investment firm Silver Lake will acquire the company generated enormous coverage globally. - Reuters, USA Today, CNBC

Yesterday, Dell announced that it signed a definitive merger agreement under which Michael Dell and global technology investment firm Silver Lake will acquire Dell and take it private. Until the transaction closes, we remain a publicly-traded company. The announcement begins a process that is expected to conclude in the latter part of the second quarter of our fiscal year. Copies of announcement materials are being archived internally. - SharePoint Site

Demonstrating Dell’s commitment to supporting women entrepreneurs and business, the Dell Women’s Entrepreneur Network (DWEN) held a U.K. networking event at Shakespeare’s Globe attended by more than 40 alumni, media, female founders, CEOs, and innovative leaders running fast-growth companies. - Redhotcurry.com

Payment card industry (PCI) security breaches can cause irreparable damage to retailers of all sizes. Dell SecureWorks shared its insight on how the risk of a breach can be cut by up to 47 percent through achieving and maintaining PCI compliance. - Retail Online Integration

The Dell PowerEdge R720 12G was praised as the “best performing server on the market in its class,” offering the fastest storage platform in a 2U form factor. - Storagereview.com

The Dell XPS 13 Ultrabook with Full HD was praised as “one of the best Windows 8 Ultrabooks available” and awarded an Editor’s Choice Award. - Notebooks.com

Familiarize yourself with the Dell Story and help spread the word.

Dell Conversations

Look what arrived just in time for #nyfw: the @Dell #XPS 10 tablet! Feeling pretty tech-fancy pic.twitter.com/RPSzC7IK - @RebeccaMinkoff - Rebecca Minkoff, industry leader in accessible luxury handbags, accessories, footwear and apparel

Interesting- @DellEDU: good article - 10 Reasons Students are not Actually Using eTextbooks edmc.me/XezCxw via @edudemic - @thersagray - Theresa Gray, Professional developer and teacher

Innovation is not a project; it’s an invitation: Last week I was honored to participate in Dell’s Innovation in. bit.ly/TIS6tO - @edgalaxy_com – Kevin Cummins, writing about technology, tools and toys for education

Industry News

IBM has announced an updated IBM XIV Storage System with expanded network connectivity options and flash storage. Building more capable storage systems is part of IBM’s on-going strategy to tackle Big Data. - Enterprise Storage Forum

The Brazilian Institute of Intellectual Property may stop Apple from using its iPhone trademark in Brazil after it has emerged that Gradiente Eletronica SA, a Brazilian consumer electronics maker registered the “iphone” name in 2000, seven years before Apple launched its smartphone. - Reuters

The launch of Lenovo’s new Helix convertible laptop-tablet may be delayed until March or April. The Helix is equipped with Windows 8 and features a 11.6-inch IPS display. - CNET

Australia’s High Court has ruled that Google has not engaged in misleading behavior with its sponsored links. This ends a six year battle between Google and the Australian Competition and Consumer Commission (ACCC), which accused Google of engaging in deceptive conduct over paid advertisements. - Reuters

Gartner has predicted that Apple laptops and notebooks will be as accepted by IT professionals as Microsoft technology by the end of the year. This has been attributed to Apple’s efforts to make its OS X operating system more compatible with its products and how this will consequently lead to more consumers taking Apple devices to work. - CIO

For more competitor analysis, visit the Competitive Intelligence Portal

Wednesday Spotlight on Wins

The information contained in these wins is confidential and for internal use only. Details should not be shared outside of Dell. For all of Dell’s customer case studies available for external use, visit the Case Studies site.

The University of Tsukuba in Japan, home to cutting edge research facilities for computational sciences, genetic research and plasma physics, wanted to increase its storage capacity, gain a flexible and scalable infrastructure, and improve the management of 1,000 personal computers throughout the campus. In a win valued at $2.1M, Dell’s virtualization system will allow the university to manage its data and applications more efficiently by consolidating and centralizing multiple systems. - One Dell Way

ESP Group/NC4, a developer of situational readiness solutions for government and businesses, was re-evaluating its existing EMC and Hitachi AMS arrays that were out of warranty and expensive to upgrade. The Dell team demonstrated the value of a scalable and flexible PowerVault solution to the customer, resulting in the complete conversion to a Dell datacenter. - SalesEdge

In Dell’s first large Latitude 10 win in China, the Jiangxi Province Higher People’s Court selected Dell over Lenovo, HP and Apple for a $100,000 solution to supply tablets that will increase the efficiency of local law enforcement. - ODW Commercial Business

The Ethiopian Public Procurement & Disposal Services (PPDS) chose Dell over HP, Lenovo and Acer to build a robust, manageable computing environment across its regional offices, in a deal worth $3.7M. The customer required a reliable partner and solution provider with strong channel presence in Ethiopia, able to support large volumes of products on warranty. - ODW Commercial Business

Dell is playing a key role helping internet provider and computer telephony services company Clearwire realize its plan to bring the company back to profitability. In this $750k acquisition win over Cisco, our PowerEdge 12G servers and Dell Force10 switches will reduce costs and complexity in the environment, while also easing demand on Clearwire’s personnel. - ODW Commercial Business

eBay, the world’s largest online marketplace, has an in-house security operation center (SOC) that monitors its infrastructure. Lacking the resources necessary to monitor remote sites of new acquisitions, the company selected Dell SecureWorks managed security services to provide 24/7 security monitoring. - ODW Services

Have a win you’d like us to include in a future spotlight? Share it with us.

Quote of the day: “PCI (payment card industry) applies to all organizations — regardless of size or number of transactions processed — that accept, transmit or store any cardholder data. Although maintaining PCI compliance is no guarantee you won’t be hacked, it reduces the chance of a data breach by about 47 percent…” – Michelle Zoerb, senior manager, security systems, Dell SecureWorks

Did you know that Dell Canada executives recently visited a Toronto Boys and Girls Club to recommit Dell’s support and deliver technology to expand the club’s ability to get technology into children’s hands?

Dell Services non-migrated team members: If you have trouble viewing any of the hyperlinks in this email message, please log in to the Dell Services portal and then use the URL converter tool to access the material.

Credant Technologies, Gale Technologies, Quest and Dell SonicWALL team members: Please log in through the Dell remote web portal to access Dell intranet sites referenced in this document.

Dell Wyse team members: Please log in to the Dell network to access Dell intranet sites referenced in this document.

Dell confidential – For internal use only

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.

Reuters article:

•	Parties paying $13.65/share in cash

•	Microsoft putting up $2 billion loan

•	Dell shares rise 0.8 percent, still below offer price

By Poornima Gupta and Nadia Damouni

SAN FRANCISCO/NEW YORK, Feb 5 (Reuters) - Michael Dell will take Dell Inc private for $24.4 billion in the biggest leveraged buyout since the financial crisis, a deal that allows the billionaire chief executive to attempt a revival of his struggling computer company without Wall Street scrutiny.

The deal, which requires shareholder approval, would end a 24-year run on public markets for a company that was conceived in a college dorm room and quickly rose to the top of the global personal computer business—only to be rendered an also-ran over the past decade as PC prices crumbled and customers moved to tablets and smartphones.

Dell executives said on Tuesday that the company will stick to a strategy of expanding its software and services offerings for large companies, with the goal of becoming a full-service provider of corporate computing services in the mold of the highly profitable IBM. They downplayed speculation that Dell might spin off the low-margin PC business on which it made its name.

Dell did not give specifics on what it would do differently as a private entity to convince skeptics who say it missed the big industry shift to tablet computers, smartphones and high-powered consumer electronic devices such as music players and gaming consoles. Sources with knowledge of the matter said Dell’s board had considered everything from a recapitalization to a breakup of the company before going the leveraged buyout route, but did not elaborate.

“A private Dell is likely to more aggressively cut costs, in our view. But we think merely restructuring only postpones the inevitable, creating a value trap,” said Discern Inc analyst Cindy Shaw. “Dell needs to do more than reduce its cost structure. It needs to innovate.”

The deal will be financed with cash and equity from Michael Dell, cash from private equity firm Silver Lake, a $2 billion loan from Microsoft Corp, and debt financing from a consortium of banks. The price of $13.65 per share represents a 25 percent premium over Dell’s stock price before news of a pending deal leaked in January.

The company will now conduct a 45-day “go-shop” process in which others might make higher offers.

“Though we were hoping for a higher price, we trust that the Dell board has properly done its job by conducting a process open to any third party offers and reviewing all strategic options,” said Bill Nygren, who manages the $7.3 billion Oakmark Fund and $3.2 billion Oakmark Select Fund, which have a $250 million position in Dell. “Should we hear evidence to the contrary, we’ll raise a ruckus.”

Some of Dell’s rivals took pot shots at the deal, in unusually pointed comments that reflect how bitter the struggle is in a commoditized PC industry that has wrestled to reverse a decline in sales globally.

Hewlett-Packard Co, which itself has suffered years of turmoil in the face of challenges in the PC business, said in a statement that Dell’s deal would “leave existing customers and innovation at the curb,” and vowed to exploit the opportunity.

Lenovo, which consists largely of the former IBM PC unit, referred to the “distracting financial maneuvers and major strategic shifts,” of its rival while emphasizing its own stability and strong financial position.

Dell was regarded as a model of innovation as recently as the early 2000s, pioneering online ordering of custom-configured PCs and working closely with Asian component suppliers and manufacturers to assure rock-bottom production costs. But as of 2012’s fourth quarter, Dell’s share of the global PC market had slipped to just above 10 percent from 12.5 percent a year earlier as its shipments dived 20 percent, according to research house IDC.

Michael Dell returned to the company as CEO in 2007 after a brief hiatus, but has been unable to engineer a turnaround thus far. Dell’s focus on corporate computing in recent years has yet to yield results - and critics note competing successfully against incumbents, including IBM and HP, will not be easy no matter what the corporate structure.

Sales of PCs still make up the majority of Dell’s revenues. Analysts say continued restructuring to focus on the corporate market may entail job cuts and more costly acquisitions. The company has acquired several large software and services companies in recent years as it seeks to reconfigure itself as a broad-based supplier of technology for big companies.

“We recognize this process will take more time,” Chief Financial Officer Brian Gladden told Reuters. “We will have to make investments, and we will have to be patient to implement the strategy. And under a new private company structure, we will have time and flexibility to really pursue and realize the end-to-end solutions strategy.”

Gladden said the company’s strategy would “generally remain the same” after the deal closed, but “we won’t have the scrutiny and limitations associated with operating as a public company.”

Michael Dell, who has quietly built a highly successful investment firm even as the fortunes of his namesake company have waned, will contribute his 16 percent share of Dell’s equity to the deal, along with cash from his MSD Capital. Bank of America Merrill Lynch, Barclays, Credit Suisse and RBC CapitalMarkets will offer debt financing.

Shares of Dell were up 1.2 percent at $13.43 in morning trading.

RECORD BUYOUT

Analysts said Dell could be more nimble as a private company, but it will still have to deal with the same difficult market conditions. IBM’s famously successful transition from hardware vendor to corporate IT partner took place while it was trading on public markets.

There is little history to suggest whether going private makes such a transition easier. Freescale, formerly the semiconductor division of Motorola, was taken private in 2006 for $17.6 billion by a group of private equity firms including Blackstone Group LP, Carlyle Group and TPG Capital LP. Analysts say the resulting debt load hurt its ability to compete in the capital-intensive chip business. Freescale cut just under 5 percent of its work force last year as it continued to restructure.

The Dell deal would be the biggest private equity-backed, leveraged buyout since Blackstone Group LP’s takeout of the Hilton Hotels Group in July 2007 for more than $20 billion, and is the 11th-largest on record.

The parties expect the transaction to close before the end of Dell’s 2014 second quarter, which ends in July. News of the talks first emerged on Jan. 14, although they reportedly started in the latter part of 2012. Michael Dell had previously acknowledged thinking about going private as far back as 2010.

Microsoft’s involvement in the deal piqued much speculation about a renewed strategic partnership, but the software company is providing only debt financing and Dell said there were no specific business terms attached to the transaction. Dell has long been loyal to Microsoft’s Windows operating system, which has been at the heart of its PC business since its inception.

Microsoft’s loan will take the form of a 10-year subordinated note that will be the “closest thing to equity,” with roughly 7 percent to 8 percent interest, a source close to the matter told Reuters.

Banking sources said the debt financing package for the deal will total between $11 billion and $12 billion to back the leveraged buyout. The final size of the financing depends on what portion of the company’s existing notes remain outstanding, sources added. The banks are expected to begin reaching out to other lenders to begin syndicating the loans as early as Tuesday.

J.P. Morgan and Evercore Partners were financial advisers, and Debevoise & Plimpton LLP was the legal adviser to the special committee of Dell’s board. Goldman Sachs was financial adviser, and Hogan Lovells was legal adviser to Dell.

Wachtell, Lipton, Rosen & Katz was legal adviser to Michael Dell. BofA

Merrill Lynch, Barclays, Credit Suisse and RBC

Capital Markets were financial advisers to Silver Lake, and Simpson

Thacher & Bartlett LLP was its legal adviser.

USA Today article:

Dell going private in $24.4B leveraged buyout

Roger Yu, USA TODAY5p.m. EST February 5, 2013

Story Highlights

•	Dell to be sold to private investor group that includes founder Michael Dell

•	Deal allows Dell to pursue long-term strategies for enterprise business

•	Microsoft provides $2 billion loan to support key sales channel

Dell said Tuesday it agreed to a $24.4 billion private buyout deal that would give control of the computer maker to an investment group that includes company founder and CEO Michael Dell and technology investment firm Silver Lake.

The deal is expected to be completed by the end of the second quarter, and Dell’s stock will then be delisted. Its stockholders will receive $13.65 in cash for each share, a 25% increase from the share price prior to the rumors of a possible buyout deal that was first published last month.

The investor group will acquire all outstanding shares not held by some Dell executives. Shares of Dell rose 1.13% to end Tuesday at $13.42.

The deal will be financed primarily by cash and equity from Michael Dell, funds raised by Silver Lake and a $2 billion loan from Microsoft. Other funding sources include cash invested by MSD Capital, rollover of existing debt and debt financing from several investment banks.

“We can deliver immediate value to stockholders, while we continue the execution of our long-term strategy,” says Michael Dell, who founded the company in 1984 while he was a student at the University of Texas.

With demand for computers sinking worldwide, Dell’s revenue in its primary business — assembling custom orders of PCs and selling desktops and laptops to large enterprises — has also been shrinking. Dell’s global shipment of PCs fell 12.6% to 38.7 million in 2012, according to research firm IDC.

To pursue new lines of business that generate better profit margins, the Round Rock, Texas-based company has been developing software, storage and security services for large corporate customers. Analysts say Dell is interested in going private because the company turnaround strategy requires long-term moves that could test investors’ patience.

“Dell has made solid progress executing this strategy over the past four years, but we recognize that it will still take more time, investment and patience,” says Michael Dell, who will contribute his 14% stake to the new company and continue his role as chairman and CEO.

Dell is an important sales channel for Microsoft. But the software giant also is investing in Dell because it needs “more dedicated focus” from a PC maker that can better integrate its operating system and hardware, says David Johnson, an analyst at Forrester Research.

Tighter software integration is particularly important for corporate customers that are increasingly turning to cloud computing for storage and business applications, he says. “Both have interest in these businesses,” he says.

To boost its enterprise business, Dell paid $2.4 billion in July for Quest Software, a developer of software for corporate security and work computer “virtualization.” Dell also bought Perot Systems, a provider of IT services to large enterprise customers, for $3.9 billion in 2009.

CNBC article:

Dell Reaches Deal to Be Taken Private by Founder, Silver Lake

Dell agreed to be taken private Tuesday in a $24.4 billion buyout deal by a consortium led by its founder and chief executive, Michael Dell, in the biggest leveraged buyout since the 2008 financial crisis. According to the agreement, shareholders will receive $13.65 in cash per share for common stock in a deal that will allow Dell and the private-equity firm Silver Lake Partners to acquire the company.

Microsoft, which provides software for Dell computers is also part of the investment consortium and will invest $2 billion in the deal. Michael Dell will also roll over his roughly 16 percent stake and put in some of his own money so he has control of the company.

Dell’s Board of Directors unanimously approved the merger agreement for Dell and Silver Lake to purchase the company and take it private with a number of conditions, including a vote of the unaffiliated stockholders.

The agreement provides for a “go-shop” period of initially 45 days. The special committee—which was formed when Michael Dell initially approached the board of directors about taking the company private— along with Evercore Partners, will solicit and evaluate and negotiate alternative proposals.

After the 45 day period, a special committee will be allowed to continue discussions and enter into a transaction with any bidder that submitted a proposal during the initial 45-day period. A bidder that makes a qualifying proposal would face a $180 million termination fee and a bidder that does not qualify will face a $450 million fee, according to the agreement.

While the board approved a $13.65 price per share to the shareholders, the final share price could be higher, said David Katz, chief investment strategist at Matrix Asset Advisors, which owns over one million shares of Dell.

“We think this is the first step of a process. We don’t think anything is going to come from the “go-shop” provision. We do believe, however, there are going to be a number of class-action suits challenging the price,” he said.

“We think generally what happens in these things is the ultimate price is going to be negotiated up with a sweetener and we think when all is said and done the price probably gets to the $14.25 to $14.50, to $14.65 level and there’s a great likelihood the deal gets done and we think it gets done with a 14 handle, so we would sit tight with the stock here.”

Katz said that his firm sees Dell returning to growth, however, it may take a few years. He said because the public markets are not giving Dell any credit for its future and not willing to take on risk, he understands why Michael Dell wanted to take the company private.

“We don’t believe Dell is broken, we think they’ve done some very good things to get to be a software services and enterprise company. You’re not going to see that significantly until 2015, 2016. But we think they are going to return to a growth company,” he said. “We don’t believe the actual PC business is dead, but we do think other areas, like enterprise, are going to be a better business.”

Dell shares were up during early morning trading. (Click here for latest quotes for Dell.)

•	The following compensation documents were sent to Dell employees on February 6, 2013

Sam Guess, Vice President, Compensation, Benefits and HR Mergers and Acquisitions

Dell enters into an agreement to go private … what this means to your long-term incentive (LTI) awards

To: Global Dell Team Members with LTI Awards

Dell confidential – For internal use only

As you are aware, Dell announced that it has signed a definitive agreement under which Michael and global technology investment firm Silver Lake will acquire Dell and take it private. Under the terms of the agreement, Dell stockholders will receive $13.65 in cash (the Purchase Price) for each share of Dell common stock they hold, in a transaction valued at approximately $24.4 billion. Upon closing of this proposed transaction, which is subject to shareholder approval and other customary closing conditions, Dell will be owned by Michael and Silver Lake, and shares of Dell will no longer be traded publicly.

This announcement has raised many questions about what happens to outstanding Dell LTI awards, particularly with respect to the impact on stock options, restricted stock units, performance-based units, and cash LTI. To help you understand how your LTI awards will be impacted if the proposed transaction occurs, we have provided FAQs below to address the most pressing questions. If the proposed transaction does not occur, there will be no change in your LTI awards.

You may also have questions about the FY14 LTI awards and form of future LTI programs. Dell remains committed to being an employer of choice and a destination for the world’s top talent. To continue our success, Dell will continue to offer market-competitive compensation, including base salary, bonus and LTI. Because our stock will not be traded publicly, the form of future LTI awards for most eligible team members will be in the form of cash LTI. With respect to the FY14 award, because of the timing of this announcement, we are delaying the FY14 LTI grant to after the closing of the transaction.

Q: What will happen to my LTI awards?

A: Each LTI vehicle will be handled as follows:

Cash LTI Awards – Cash LTI awards will not be impacted.

Restricted Stock Units (RSUs) – If the closing of the transaction occurs, then at the closing date any unvested RSUs will be converted to cash LTI based on the total number of your unvested RSUs outstanding multiplied by the Purchase Price. Your cash LTI will vest and payout according to the original vesting schedule and terms of your RSU award. During the time between now and the closing of the transaction, or if there is no closing, your unvested RSUs will continue to vest and settle per the terms of your RSU award.

For example, if the transaction closes, an employee with 100 RSUs that are currently scheduled to vest on March 15, 2014 will have those RSUs converted to cash LTI based on the Purchase Price (100 × $13.65 = $1,365). The amount will be paid out on March 15, 2014 (net of withholding taxes as applicable).

Stock Options

In The Money—Vested and unvested stock options that are outstanding and unexercised as of the closing of the transaction will be cashed out as soon as administratively feasible after closing. You will receive a cash payment for the excess of the Purchase Price over the exercise price of your options multiplied by the number of options outstanding (net of withholding taxes as applicable).

For example, an employee with 100 vested options at an exercise price of $10 will receive $3.65 per underlying share, or $365 (net of withholding taxes as applicable) upon the closing of the transaction.

Out of The Money (Underwater) – All stock options with an exercise price greater than the Purchase Price will be cancelled upon the closing of the transaction.

Incentive Stock Options (ISOs) – Very few team members hold ISOs, which are a specific type of stock option that qualifies for special tax treatment under the Internal Revenue Code, if the grant meets certain requirements. If you hold ISOs, you will be treated to the same as holders of other stock options (including for purposes of applicable tax withholding). We recommend you reach out to your tax advisor to determine the impact to your financial position and whether it makes sense to exercise vested ISOs prior to the closing of the transaction.

Prior to the closing of the transaction, or if the closing does not occur, you can choose to exercise any vested options as you have done in the past, so long as you are not subject to any trading restrictions.

Performance-Based Units (PBUs)

FY11 Grant - PBUs scheduled to vest in March 2013 will pay out as scheduled pending approval of final performance measures.

FY12 Grant – If the closing of the transaction occurs, then at the closing date any unvested PBUs will be converted to cash LTI at the target number of shares based on the Purchase Price and will vest on the last day of fiscal 2014.

FY13 Grant – If the closing of the transaction occurs, then at the closing date any unvested PBUs will be converted to cash LTI at the target number of shares based on the Purchase Price and will vest ratably on the last day of fiscal 2014 and fiscal 2015.

Q: Will payments be subject to taxes and withholding?

A: Generally, yes, as required per local regulations. We encourage you to contact your tax advisor to determine the impact on your financial position.

Q: Where can I find out what LTI I have?

A: Details of your LTI awards can be found on Benefit Access (https://www.benefitaccess.com/). For legal agreements related to awards granted prior to 2008, contact Stock_Option_Administration@Dell.com for details.

Q: What will my future LTI awards consist of?

A: We will have a market-competitive LTI program for the eligible population. For the majority of participants, this will be a cash LTI program, similar to our current program.

Q: What about the dividend equivalent rights (DERs) I have accrued?

A: DERs that have been credited to your unvested RSU and PBU awards will payout as your converted cash LTI awards vest.

Q: Can I sell Dell stock or exercise stock options prior to the close of the deal?

A: During the time between now and the closing of the transaction, you can choose to sell stock or exercise any vested options as you have done in the past, so long as you are not subject to any trading restrictions.

Q: What will happen to my stock in the 401k plan?

A: We do not anticipate any immediate impact on your Dell 401(k) account’s investment in Dell common stock. You may currently buy or sell Dell stock in accordance with the plan’s terms and applicable law so long as you are not subject to any trading restrictions. You will receive additional information at a later date about the treatment of your Dell 401(k) account’s investment in Dell common stock in connection with the closing of the transaction, including the sale of shares and any applicable “blackout period” during which trading under your 401(k) account may be limited. Note that proceeds from any sale of Dell stock in your 401(k) account will be reinvested in your 401(k) account. Dell reserves the right to amend the terms of the Dell 401(k) Plan.

Q: What will happen to my stock in the Dell Canada Retirement Savings Program (RRSP and DPSP)?

A: We do not anticipate any immediate impact on your Dell RRSP and DPSP accounts’ investment in Dell common stock. You may currently sell Dell stock in accordance with the applicable plan’s terms and applicable law. So long as you are not subject to any trading restrictions, you will receive additional information at a later date about the treatment of your Dell RRSP and DPSP accounts’ investment in Dell common stock in connection with the closing of the transaction, including the sale of shares and any applicable “blackout period” during which trading under your RRSP and DPSP accounts may be limited. Note that proceeds from any sale of Dell stock in your account will be reinvested in your RRSP and DPSP account. Dell reserves the right to amend the terms of the Dell Canada Retirement Savings Program.

Q: What will happen to my deferred compensation account?

A: The Deferred Compensation Plan is designed to pay out account balances in the event of a change in control. The closing of the transaction will qualify as a change in control for purposes of the Deferred Compensation Plan. Participants in the Deferred Compensation Plan will receive additional communication about the timing of their distribution at a later date.

Q: What happens to awards that have not been accepted by the team member prior to the close?

A: Awards must still be accepted by team members. After the closing of the transaction, all awards will be converted to cash as described above.

Q: Who can I contact with any other questions I have?

A: If you have additional questions related to LTI please submit them through MY HR. Go to the MY HR home page, on the bottom left hand side under Ask HR select Add Case, use the Category/Type/Detail information listed below:

Category: My Pay

Type: LTI

Detail: Advice/Counsel

Additional Information and Where to Find It

In connection with the proposed merger transaction, Dell will file with the SEC and furnish to its stockholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of Dell’s filings with the SEC from our website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of Dell may be deemed “participants” in the solicitation of proxies from stockholders of Dell in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Dell in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about Dell’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.

Forward-looking Statements

Any statements in this press release about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 3, 2012, which was filed with the SEC on March 13, 2012, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.